Exhibit 99.1

Kura Oncology Appoints Thomas Malley to Board of Directors

LA JOLLA, Calif., October 14, 2015 – Kura Oncology, Inc. (OTCQB: KURO), a clinical stage biopharmaceutical company, today announced the appointment of Thomas Malley to its board of directors.

“Tom has extensive knowledge and understanding of the healthcare industry,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “I am confident his skills and experience will be invaluable as we seek to advance our pipeline of precision medicines for the treatment of solid tumors and blood cancers.”

Mr. Malley has served as President of Mossrock Capital, LLC, a private investment firm, since May 2007. He worked for Janus Mutual Funds in positions of increasing responsibility from April 1991 to May 2007. From January 1999 to May 2007, Mr. Malley served as the portfolio manager of the Janus Global Life Sciences Fund, and also led the Janus Healthcare team of analysts. From 1991 to 1998, Mr. Malley served as an equity analyst for Janus covering, among others, healthcare and biotechnology stocks. Mr. Malley has been a director of OvaScience, Inc., a public life sciences company, since October 2012. Previously, he served as a director of Synageva BioPharma Corp., a public biopharmaceutical company, from 2006 to 2015, until its acquisition by Alexion Pharmaceuticals, Inc., Puma Biotechnology, Inc., a public biopharmaceutical company, from 2011 to 2015, and Cougar Biotechnology, Inc., a public biopharmaceutical company, from 2007 to 2009, until its acquisition by Johnson and Johnson. Mr. Malley holds a B.S. in Biology from Stanford University.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company focused on the discovery and development of precision medicines for the treatment of solid tumors and blood cancers. Kura’s pipeline consists of small molecules that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. The company’s lead drug candidate is tipifarnib, a farnesyl transferase inhibitor currently in two Phase 2 clinical studies: the first in patients with locally advanced tumors that carry HRAS mutations and the second in patients with peripheral T-cell lymphoma. The company’s preclinical pipeline includes KO-947, an ERK inhibitor, and a menin-MLL inhibitor program.

CONTACT INFORMATION

INVESTOR CONTACT:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

MEDIA CONTACT:

Mark Corbae

Vice President

Canale Communications

(619) 849 5375

mark@canalecomm.com

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